Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

Delek Logistics Partners, LP
Brentwood, Tennessee

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-248202 and 333-264300) and on Form S-8 (Nos. 333-185264 and 333-256954) of Delek Logistics Partners, LP of our report dated March 3, 2022, except as to the effect of the restatement described in Note 2, which is as of May 15, 2022, relating to the consolidated financial statements of 3 Bear Delaware Holding - NM, LLC which appears in this Current Report on Form 8-K/A of Delek Logistics Partners, LP.

/s/ BDO USA, LLP
Denver, Colorado

July 12, 2022